Exhibit 99.1
GeoVax Labs, Inc.
Announces Second Quarter Financial Results

Clinical Development with HIV/AIDS Vaccine Progresses

ATLANTA, Ga., August 12, 2011 – GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta-based, biopharmaceutical firm (the “Company”) developing vaccines to prevent and fight Human Immunodeficiency Virus (HIV) infections, today announced its financial results and provided an operational update for the six months ended June 30, 2011.

GeoVax reported a net loss of $211,344 ($0.01 per share) for the three months ended June 30, 2011, compared to $933,089 ($0.06 per share) for the same period in 2010. For the six months ended June 30, 2011, the Company’s net loss was $817,626 ($0.05 per share) as compared to $1,623,878 ($0.10 per share) in 2010.  Net losses were partially offset by revenues related to the Company’s grant from the NIH in support of the its HIV/AIDS vaccine development activities; such revenues were $1,753,033 and $2,646,035 for the three month and six month periods of 2011, respectively, as compared to $1,737,169 and $3,075,729 for the three month and six month periods of 2010, respectively.  As of June 30, 2011, the Company reported cash balances totaling $668,055, as compared to $1,079,087 at December 31, 2010.

GeoVax President and CEO Robert T. McNally, PhD, commented, “While the continued progress of our clinical development programs remains our priority, financing efforts have represented a major activity during the last quarter.  Our current cash balances, together with anticipated proceeds from our NIH grant, are sufficient to support our planned operations into 2012.  Although current market conditions present a challenging environment, we remain confident that we will achieve the funding necessary to advance our vaccine development programs.”

Dr. McNally continued, “Our opening the Los Angeles, AIDS Research Alliance (ARA) site, has added to the number of individuals currently being stabilized on conventional oral medications in preparation for vaccination in our Phase 1 therapeutic trial.  A stabilization period is necessary before individuals can be vaccinated.  ARA joins two other clinics, the AIDS Research Consortium of Atlanta and the University of Alabama at Birmingham, as clinical sites to test safety and the ability of our vaccine to control the HIV virus in HIV-positive individuals.”

GeoVax’s Chairman of the Board David Dodd further commented, “During the last quarter, GeoVax strengthened its financial, operational and technical support ties with the NIH and the HIV Vaccine Trials Network (HVTN).  The clinical path forward with our vaccine is very clear as we benefit from NIH encouragement and HVTN planning for a Phase 1 clinical trial incorporating the GM-CSF adjuvanted version of the vaccine which achieved 70% protection against simian immunodeficiency virus (SIV) infection in nonhuman primates.  This trial, depending on FDA submission schedules, is anticipated to commence within the next six months.  In addition, GeoVax has already made progress with the HVTN committee, planning necessary to implement the next clinical level Phase 2b efficacy trial using the Company’s impressive technology.”

Summarized financial information is presented below. Further information concerning the Company’s financial position and results of operations is included in its Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

About GeoVax Labs, Inc.

GeoVax is a biotechnology company developing human vaccines for diseases caused by HIV. Our goals include developing HIV/AIDS vaccines for global markets, overseeing the manufacture and testing of these vaccines under GMP/GLP conditions (FDA guidelines), conducting clinical trials for vaccine safety and effectiveness, and obtaining regulatory approvals to move the product forward. GeoVax’s vaccines are unique in expressing virus like particles that display the trimeric membrane bound form of the HIV-1 envelope glycoprotein. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines, their ability to raise anti-HIV humoral (antibody) and cellular (cytotoxic T cell) immune responses, as well as, the vaccines’ safety. Successful results from Phase 1 testing supported the initiation of the first Phase 2 testing. GeoVax's Phase 2 human trial began in January 2009 and will ultimately involve 300 participants at sites in the United States and South America. Recently GeoVax began enrolling patients in a Phase 1 therapeutic trial for individuals already infected with HIV. For more information, please visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.  GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so.  More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

The Investor Relations Group

Erika Moran, Investor Relations
Janet Vasquez, Public Relations
(212) 825-3210

GeoVax, Inc.
Add 2

GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Grant Revenue	$1,753	$1,737	$2,646	$3,076

Operating expenses:
Research and development	1,386	1,742	2,224	3,111
General and administrative	579	936	1,241	1,605
	1,965	2,678	3,465	4,716
Other income:
Interest income	1	8	1	16
	1	8	1	16
Net loss	$(211)	$(933)	$(818)	$(1,624)

Income (loss) per common share	$(0.01)	$(0.06)	$(0.05)	$(0.10)

GEOVAX LABS, INC.
Condensed Balance Sheet Information
(amounts in thousands)

	June 30, 2011	Dec. 31, 2010
Assets:
Cash and cash equivalents	$668	$1,079
Other current assets	680	523
Total current assets	1,348	1,602

Property, net	206	249
Other assets	580	507
Total assets	$2,134	$2,358

Liabilities and stockholders’ equity
Current liabilities	$730	$522
Stockholders’ equity	1,404	1,836
Total liabilities and stockholders’ equity	$2,134	$2,358

Shares Outstanding	15,752	15,655